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                                 EXHIBIT 11.1

                              BRIGHTPOINT, INC.
               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per Share Amounts)


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
                                                                          Year Ended December 31
                                                                -----------------------------------------
                                                                   1995            1996            1997
                                                                ---------       ---------       ---------
Basic:
    Average shares outstanding                                     32,876          40,743          46,630
                                                                =========       =========       =========

    Historical income before income taxes                       $  12,003       $  22,873       $  36,927
        and one-time merger expenses
    Deduct income taxes, pro forma for 1995 and 1996                4,696           8,493          11,065
    Deduct minority interest in subsidiaries' earnings                  -           1,758             352
                                                                ---------       ---------       ---------
    Net income, pro forma for 1995 and 1996                     $   7,307       $  12,622       $  25,510
                                                                =========       =========       =========
    Per share amount                                            $    0.22       $    0.31       $    0.55
                                                                =========       =========       =========

Diluted:
    Average shares outstanding                                     32,876          40,743          46,630
    Net effect of dilutive stock options and warrants
        issued after April 7, 1994 - based on the
        treasury stock method using average
        market price                                                1,332           1,536           1,831
                                                                ---------       ---------       ---------
    Total                                                          34,208          42,279          48,461
                                                                =========       =========       =========

    Historical income before income taxes                       $  12,003       $  22,873       $  36,927
    Deduct income taxes, pro forma for 1995 and 1996                4,696           8,493          11,065
    Deduct minority interest in subsidiaries' earnings                  -           1,758             352
                                                                ---------       ---------       ---------
    Net income, pro forma for 1995 and 1996                     $   7,307       $  12,622       $  25,510
                                                                =========       =========       =========
    Per share amount                                            $    0.21       $    0.30       $    0.53
                                                                =========       =========       =========



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